Exhibit 10.4

STOCK YARDS BANK & TRUST COMPANY

EXECUTIVE NONQUALIFIED
 DEFERRED COMPENSATION PLAN

(as Amended and Restated in 2009 to address final 409A regulations)

Section 1--Purpose

Stock Yards Bank and Trust Company (the "Employer") adopts the Plan set forth herein as a 2009 amendment and restatement of a plan previously in effect to provide a means by which certain management Employees of the Employer may elect to defer receipt of current compensation and, in select cases, receive Employer Credits, in order to provide retirement and other benefits on behalf of such Employees.

The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the "Code").  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

In light of regulations and other guidance recently issued by the Internal Revenue Service under Code Section 409A, the Company now amends and restates the Plan in its entirety, to bring the Plan into compliance with such guidance and to make minor clarifying changes, effective as of January 1, 2009 except as otherwise provided herein.

Account balances accumulated prior to December 31, 2004, along with all interest credited thereto, were separately accounted for under this Plan.  Effective upon the adoption of a 2006 Amended and Restated Plan, the provisions set forth herein control all Account balances regardless of when such funds were accumulated.

Section 2--Definitions

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1       "Active Participant" means a Participant in the Plan, other than a Participant who has had a Termination of Employment, or a Participant whom the Committee has determined is no longer be eligible for the Plan.

2.2       "Annual Enrollment Period" shall mean the period during which an Employee selected for participation in this Plan in accordance with Section 4 must enroll to make Deferrals which, with respect to any Plan Year, shall be the period prior to the first day of the Plan Year, or, in the case of those who are made eligible after the first day of a Plan Year, and their eligibility in this Plan is the first such eligibility for any defined contribution-type nonqualified deferred compensation program of the Employer, the period ending 30 days after that notification.

2.3       "Beneficiary" means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4       "Board" means the Board of Directors of Stock Yards Bank and Trust Company.

2.5       "Code" means the Internal Revenue Code of 1986, as amended.

2.6       "Committee" means a committee appointed by the Board to serve hereunder or, if not specifically appointed, the Executive Compensation Committee of the Board of the Employer.

2.7       "Crediting Date" means the date for crediting the amount of any Participant Deferral Credits or Employer Credits to the Account of a Participant.  Any such amounts may be credited to the Account of a Participant on any day that securities are traded on a national securities exchange.

2.8       "Deferral Credits" means the amounts credited as soon as practicable after each payroll date to the Participant's Account by the Employer pursuant to the provisions of Section 4.1 based on a Participant's Election Form.

2.9       "Deferred Compensation Account" or simply "Account"  means the total account maintained with respect to each Participant under the Plan, including any amounts designated as an In-Service Account.  The Account shall be credited with Participant Deferral Credits and Employer Credits, which shall each be reflected in separate subaccounts on Plan reports, and credited or debited for deemed investment gains or losses, and adjusted for payments in accordance with the rules and elections in effect under Section 8.

2.10     "Effective Date" shall be March 1, 2001, the date the Plan was first effective.  This amendment and restatement of the Plan shall be effective January 1, 2005, except as otherwise provided herein.

2.11     "Election Form" shall mean the form or electronic enrollment process established from time to time by the Committee that a Participant uses to make a Deferral election under the Plan, and to designate when first eligible hereunder (or, pursuant to a 2006 transition rule set forth in Section 6.4) a payment form election as among the options available for Account payments occurring after Retirement or death, or to designate in advance of any Plan Year that some or all of the Deferral Credits for that Plan Year should be allocated to an In-Service Account.

2.12     "Employee" means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee and if the individual is a member of a select group of highly compensated or key management employees of the Employer.

2.13     "Employer" means Stock Yards Bank and Trust Company, and any Employer that is a member of controlled group of business or businesses under common control (within the meaning of Section 414(c) of the Code) with Stock Yards Bank and Trust Company, which adopts this Plan for the benefit of its employees.  In such event, Stock Yards Bank and Trust Company shall be the only entity authorized or required to amend the Plan or administer it, and the other adopting employers shall be responsible solely for payments to its employees who participate hereunder.

2.14     "Employer Credits" means the amounts credited to the Participant's Deferred Compensation Account by the Employer pursuant to the provisions of Section 4.2.

2.15     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

2.16     "In-Service Account" means a separate sub-account of the Deferred Compensation Account to be kept for each Participant who has elected to designate all or a portion of one or more Plan Years' Deferral Credits to be withdrawn at a specified date as described in Section 5.3.  The In-Service Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account under Section 8 and in accordance with the rules and elections in effect under Section 8.

2.17     "Participant" means an Employee who has been designated by the Committee as a Participant and who has entered the Plan or who has an Account under the Plan.

2.18     "Plan" means The Stock Yards Executive Deferred Compensation Plan, as herein set out or as duly amended hereafter.

2.19     "Plan Year" means the twelve-month period ending on the last day of December.

2.20     "Retirement" shall mean, effective for any payment of benefits to be made after calendar year 2006, a Participant's Termination of Employment occurring on or after the Participant attains age 55 for any reason other than death.

2.21     "Retirement Account" means the portion of the Deferred Compensation Account of a Participant other than an In-Service Account.  The Retirement Account shall be adjusted from time to time in accordance with Section 8.

2.22     "Specified Employee" means, effective April 1 of each year, any Employee who meets the ownership, officer and compensation thresholds of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) with respect to the Employer at any time during the twelve month period ending on December 31 of each year (the "identification date").  If the Employee meets these thresholds as of any identification date, the person is treated as a Specified Employee for the twelve month period beginning on April 1 following the identification date.  If the definition of Specified Employee is changed in any successor guidance to Treas. Reg. Section 1.409A-1(i), that changed definition shall control hereunder.

2.22     "Spouse" means, except as otherwise provided in the Plan, a person who is the legally married spouse of a Participant. "Surviving Spouse" means the person to whom a Participant was legally married at the Participant's death and who survives the Participant.

2.23     "Trust" means the trust fund established pursuant to Section 10.2, if adopted by the Employer.

2.24     "Trustee" means the trustee, if any, named in the agreement establishing the Trust and such successor or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust.

2.25     "Termination of Employment" shall mean the date the Employer and the Employee reasonably anticipate that (i) the Employee will not perform any further services for the Employer or any other entity considered a single employer with the Employer under Section 414(b) or (c) of the Code (inserting in lieu of 80% each time it is used thereunder with 50%) (together referred to herein as the "Controlled Group"), or (ii) the level of bona fide services performed after that date (as an employee or independent contractor) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service).  For this purpose, service performed as an employee or as an independent contractor is counted, and service as a member of the board of directors of an Employer Group is counted because benefits under this Plan are aggregated with benefits under a similar Employer Group plan or agreement in which Executive also participates as a director. The Employee will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Employee has a reemployment right with the corporation by statute or contract.  If a bona fide leave of absence extends beyond six months, a Termination of Employment will be deemed to occur on the first day after the end of such six month period, or on the day after the Employee's statutory or contractual reemployment right lapses, if later.  The Committee will determine whether a Termination of Employment has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

2.26     "Unforeseeable Emergency" means a severe financial hardship to the Participant arising as a result of events beyond the control of the Participant and resulting from (i) a sudden or unexpected illness or accident of the Participant, the Participant's Spouse or dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances, all as determined in the sole discretion of the Committee in accordance with the Code.

Section 3--Participation

The Committee in its discretion shall designate each Employee who is eligible to participate in the Plan, and may designate that any such Employee ceases being eligible and is no longer an Active Participant at any time, effective as of the beginning of the next Plan Year after notification thereof.  An Employee  designated by the Committee as a Participant shall become a Participant as of any future date determined by the Committee.  A Participant who incurs a Termination of Employment and who later returns to work for the Employer will not be an Active Participant unless and until the Committee so determines, whether or not the Participant has an Account remaining under the Plan on the date of the return to employment.

Section 4--Credits to Deferred Compensation Account

4.1       Deferral Credits.  Each Active Participant may elect, by delivering an Election Form during the Annual Enrollment Period, to defer the receipt of his base salary at each regular payroll period by a dollar amount or any whole percentage of up to 10%, and, beginning for 2007, to defer the receipt of a dollar amount or any whole percentage of up to 50% of any annual incentive bonus payable with respect to 2007 or later service.  The amount of the Participant Deferral shall be credited by the Employer to the Deferred Compensation Account (or, if so designated on the Election Form, In-Service Account) maintained for the Participant pursuant to Section 5.3.  The following special provisions shall apply with respect to the Deferral Credits of a Participant:

4.1.1  The Participant's Election Form shall become effective with respect to such Participant as of the first day of January following the date such form is received by the Committee (or, with respect to a Participant made eligible mid-Plan Year, at the first payroll period beginning after the Annual Enrollment Period has expired), and shall be irrevocable as of the end of the Annual Enrollment Period.  The election of a Participant shall continue in effect for subsequent years until modified by the Participant as permitted in this Section 4.1, or until the earlier of the date the Participant incures a Termination of Employment or the first day of the Plan Year after the Participant ceases to be an Active Participant under the Plan.

4.1.2The Committee may permit a separate election to be applied to the any annual incentive bonus, provided that such election must be made prior to the first day of the Plan Year during which the related services are performed, even if the annual incentive bonus for that Plan Year might not otherwise be paid until the Plan Year following the year in which services are performed.

4.1.3With respect to a Participant made eligible for the Plan mid-Plan Year, any Election Form shall apply solely to base salary not yet earned, and the percentage deferral of any annual incentive bonus shall be applied to only a portion of that bonus equal to the fraction, the numerator of which is the number of days the Participant was eligible for the Plan, and the denominator of which is the total number of days in the performance period applicable to that annual incentive.

4.1.4 Base salary payable after the last day of the Plan Year solely for services provided during the final payroll period containing December 31, is treated for purposes of this Section 4.1 as base salary for services performed in the subsequent taxable year, and the subsequent Plan Year's Election Form, if any, shall be applied thereto

4.2       Employer Credits.  The Employer shall credit to the Account of each Participant selected by the Committee to receive Employer contributions, an Employer Credit in an amount, at the time and subject to the vesting schedule set forth on a separate Employer Contribution Agreement with respect to that Participant.  Employer Credits need not be, and generally will not be, granted to all Participants.

4.3       FICA and Other Employment Taxes.  For each Plan Year in which a  Deferral is being withheld or an Employer Credit is made or vested, the Employer shall withhold the Participant's share of FICA and other employment taxes related to the Deferral or Employer Credit, from that portion of the Participant's base salary or bonus that is not deferred and is actually paid to the Participant.  If necessary because of other payroll deductions which shall take precedence, the Employer shall reduce the Participant's Deferral or Employer Credit in order to comply with this Section 4.3.

Section 5--Distribution Events and Forms

5.1       Termination of Employment; Retirement.  If the Participant terminates employment with the Employer, the vested balance in the Account shall be paid to the Participant by the Employer in a lump sum, 60 days following the Termination of Employment, or, if and only if the Termination of Employment is a Retirement, begin 60 days afterward in a lump sum or in annual installments over no more than 10 years, as elected by the Participant at the later of (i) entry into this Plan, or (ii) before December 31, 2006, in accordance with Section 6.4.  Notwithstanding the foregoing, no distribution shall be made earlier than six months after the Termination of Employment (even if on account of Retirement) with respect to a Participant who is a Specified Employee.  Any payments to which a Specified Employee would be entitled during the first six months following Termination of Employment shall be accumulated and paid on the first day of the seventh month following the date of Termination of Employment.

5.2       Death.  If the Participant dies before incurring a Termination of Employment, 60 days following that event the Employer shall pay (or begin to pay) a benefit to the Participant's Beneficiary in either a lump sum, or in annual installments over no more than 10 years, as elected by the Participant at the later of (i) entry into this Plan, or (ii) before December 31, 2006, in accordance with Section 6.4 hereof.  If a Participant dies following his Termination of Employment, and before all payments under the Plan have been made, the vested balance remaining in the Account shall continue to be paid by the Employer to the Participant's Beneficiary in the same time and manner in effect prior to his death.

5.3       In-Service Distributions.  A Participant may designate in the Election Form during any Annual Enrollment Period to have a specified amount or percentage of the Participant's future Deferral Credit added to an In-Service Account for in-service distribution.  The time and manner of the in-service distribution shall be specified by the Participant in the Election Form, as between a lump sum at a designated date or in annual installments over not more than 6 years beginning at a designated date, provided that, the date so designated is no less than 3 years later than the Deferral Plan Year.  Notwithstanding the foregoing, if a Participant incurs a Termination of Employment or dies prior to the date on which the entire balance in the In-Service Account has been distributed, then the balance in the In-Service Account shall be distributed to the Participant in the same manner and at the same time as the remaining balance in the Account is distributed under Section 5.1 or 5.2.

5.4       Unforeseeable Emergency.  If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full distribution of the Participant's Account from the Plan.  The petition shall be accompanied by such documentation in support of the existence of an Unforeseeable Financial Emergency as the Committee shall require.  The distribution shall not exceed the lesser of (i) the Participant's vested Account; and (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship resulting from the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  If the Committee in its sole discretion and in accordance with the Code and Treas. Reg. Section 1-409A-3(i)(3) approves the petition for a distribution, the distribution shall be made within 60 days after the date of approval.  A distribution due to Unforeseeable Emergency shall not affect any Deferral election previously made by the Participant.  If a Participant's Termination of Employment occurs after a request is approved in accordance with this Section 5.4, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with Section 5.1 or 5.2.

Section 6--Election of Payment Options

6.1       Making Payment Elections.  In the Participant's first Election Form (or, if later, in a special payment form election in 2006 in accordance with Section 6.4), the Participant shall elect the method under which the vested balance in the Account will be made in the events of death or Retirement.  Absent a timely election, all payments hereunder will be in a lump sum, 60 days after the payment triggering event.

6.2       Payment Dates.  A payment shall be treated as made on the date specified for purposes of Section 409A of the Code, if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date specified.

6.3       Installments; Minimum Payments.  If the Participant elects an installment payment option, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant's Account.  Such adjustment shall be made by dividing the balance in the Account on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant's Account on the date of payment. Provided,  however, that a Participant with an Account of $10,000 or less at a Retirement or death that occurs on or after January 1, 2007, will be paid his benefit in a single lump sum regardless of any previous written election.

6.4       Special 2006 Payment Form Election.  Notwithstanding any provision of the Plan to the contrary, any Participant who has an Account in the Plan when this 2006 Amended and Restated Plan is adopted, and who does not otherwise become entitled to a payment under this Plan during 2006 (without regard to the special election in this Section), shall have an opportunity to make a new election to receive any benefits to which the Participant may become entitled in 2007 and thereafter in any of the payment forms described in Section 5.  Such election must be made, in the form prescribed by the Committee, on or before December 31, 2006 and shall apply to the Participant's entire Account under the Plan, including any amounts accrued under the 2004 Plan.  No election made under this Section 6.4 shall be given if effect if the Participant is entitled to any benefit payments on or before December 31, 2006, but any such election otherwise shall be considered irrevocable as of December 31, 2006.  To the extent that any existing Participant fails to elect a payment form in accordance with the special election provisions of this 2006 Amended and Restated Plan on or before December 31, 2006, the benefits paid thereafter shall be paid only after Termination of Employment, and then in a single lump sum.

6.5       Payments in 2005 and 2006. Any Participant who becomes entitled to a payment of benefits in 2005 or 2006 under the terms of the Plan as in effect prior to this 2006 Amended and Restated Plan's adoption, shall have the timing and form of such distribution governed by the terms of the 2004 Plan without regard to or exercise of any discretion therein to change such timing or form from that elected in 2004 (or upon entry into the Plan, if later).

6.6       Changes in Payment Form Elections.  A Participant may delay an In-Service Account payment, or change the method of payment from a lump sum to installments (or vice versa) at death, subject to the following requirements:

6.6.1    The new election may not take effect until at least 12 months after the date on which the new election is made.

6.6.2    If the new election relates to a payment other than on account of the death of the Participant or an Unforeseeable Emergency, the new election must provide for the deferral of the payment for a period of at least five years from the date such payment would otherwise have been made, or in the case of installments, from the date the payments would otherwise have started.

6.6.3    If the new election relates to a payment from the In-Service Account, the new election must be made at least 12 months prior to the date of the first scheduled payment from such account.

6.7       Acceleration Prohibited.  The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code.  It is not an acceleration of the time or schedule of payment if the Employer waives or accelerates the vesting requirements applicable to a benefit under the Plan.

6.8       Payments Delayed by Employer in Certain Circumstances.  Notwithstanding anything herein to the contrary, any payment due to a Participant or Beneficiary on a date specified under Section 5 shall be delayed as follows for all similarly situated Participants, on a reasonably consistent basis: (i) if the Committee reasonably anticipates that an Employer's deduction with respect to the payment otherwise would be reduced or eliminated by application of Code Section 162(m), some or all of the payment may be delayed but only for the period and in the amount, as provided in Treas. Reg. Section 1.409A-2(b)(7)(i); and (ii) if the Committee reasonably anticipates that making the payment will violate Federal securities law or other applicable laws, then the payment will not be made until the earliest date on which the Committee reasonably anticipates that the payment will not cause any such violation, provided that for purposes of this Section, inclusion of any amount in gross income or the application of any penalty or other provision of the Code shall not be considered a violation of applicable law; and (iii) upon the happening of any other event or condition the Internal Revenue Service may provide in applicable future guidance.

6.9       Taxes and Withholding.  The Employer or the trustee of the Trust, if any, shall withhold from any distribution under this Plan any and all income and employment taxes required to be withheld therefrom by applicable law.

Section 7--Vesting

A Participant shall be fully vested in the portion of his Account attributable to Participant Deferral Credits, and all income, gains and losses attributable thereto.  A Participant shall become fully vested in the portion of his Account attributable to Employer Credits, and income, gains and losses attributable thereto, in accordance with the vesting schedule and provisions designated by the Employer in the Participant's Employer Contribution Agreement.  If a Participant's Account is not fully vested upon Termination of Employment, the portion of the Account that is not fully vested shall thereupon be forfeited.  Provided, however, and without regard to any vesting schedule in an Employer Contribution Agreement, the entire Account attributable to Employer Credits shall be forfeited at Termination of Employment if the Participant is terminated for Cause or Cause is discovered after the Participant has resigned and before the Account is paid.  For purposes of this Section, "Cause" means (i) the Participant is convicted of a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty, or other criminal conduct against the Employer or one of its customers; or (ii) the Participant engaged in dishonesty, breach of fiduciary duty or any material breach of his duty of loyalty to the Employer.

Section 8--Accounts; Deemed Investment; Adjustments to Account

8.1       Accounts.  The Committee shall establish a book reserve account, entitled the "Deferred Compensation Account," or simply "Account," on behalf of each Participant.  The Committee shall also establish such sub-accounts as may be required to track the elections and rights of the Participant hereunder, including an In-Service Account, and separate Employer and Deferral Credit sub-accounts, as applicable.  The amount credited to the Account shall be adjusted pursuant to the provisions of Section 8.5.

8.2       Deemed Investments.  The Account of a Participant shall be credited with an investment return determined as if the account were invested in one or more investment funds made available from time to time by the Committee for an investment allocation pursuant to elections of Participants.  The  available investment options will be communicated to Participants from time to time and may be changed or eliminated in the exercise of its sole and absolute discretion at any time by the Committee, upon written notice to the Participants. Provided, however, that if for any reason the Committee is not able to reasonably determine earnings and losses based on an investment options the Committee has not deleted from the available list, for a period of time exceeding 60 days, the Employer shall credit the Account retroactively for that period and any future period before the investment option tracking is available, at a rate equal to the prime rate of interest as published in the Wall Street Journal for that period.  If investment options tracking is unavailable for less than 60 days, no make up earnings credit shall be required.

8.3       Not Fiduciaries.         The Committee, the Employer, and, if applicable, the Trustee will not be accountable or liable in any manner for any investment losses to a Participant's Account incurred in connection with implementing the directions of the Participant with respect to the deemed investment of the Participant's Account or due to any reasonable administrative delay in implementing such directions.  Neither the Committee, the Employer, the Trustee, any record keeper or investment issuer, nor any person performing services regarding the Plan, is a fiduciary to the Participant or responsible for or liable for any damage or loss or expense or other claim that may arise from that Participant's or Beneficiary's investment direction or exercise of control (or from that Participant's or Beneficiary's failure to exercise the Participant's right of investment direction and control).

8.4       Participant Directions.         Participant investment allocation elections shall be designated in writing or via an electronic link, in the manner prescribed by the Committee.  The investment election of the Participant shall remain in effect until a new election is made by the Participant, or until changes in the options are made by the Committee.  The Committee will determine a default investment option in which amounts assumed to be credited to a Participant's Account will be deemed to be invested if a Participant does not provide investment directions with respect to the Participant's Account.  An investment allocation may be changed to apply a new allocation or include a new or replaced deemed investment, by the Committee prospectively at any time, with reasonable notice as soon as practicable thereafter to the Participant.

8.5       Adjustments to Deferred Compensation Account.  With respect to each Participant who has an Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.5.1    The Account shall be debited each business day with the total amount of any payments made from such Account since the last preceding business day to or for the benefit of the Participant.

8.5.2    The Account shall be credited on each Crediting Date with the total amount of any Deferral Credits and Employer Credits added to such account since the last preceding Crediting Date.

8.5.3    The Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 8.4.  The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all persons having any interest in the Plan.

8.6       Statements of Account.         Each Account Statement furnished by (or on behalf of) the Employer under this Plan is intended as a legally significant statement of the Participant's current Account. If the, the Participant (or Beneficiary or alternate payee) has not, within 90 days after delivery of an Account Statement, delivered a written objection as to its accuracy, the Account shall then be considered for all purposes as correctly determined at the value set forth on such Statement.

Section 9--Administration by Committee

9.1       General.  This Plan shall be administered by the Committee.  The Committee shall have the authority in its sole discretion (i) to make, amend, interpret and enforce such rules and regulations for the administration of this Plan as it deems necessary or appropriate; and (ii) to decide or resolve any and all questions, including claims for benefits, and make any interpretations with respect to the Plan that may arise in connection with the Plan.  Notwithstanding the foregoing, the Board or the Committee may in its discretion, delegate to the Retirement Committee of the Company (as defined in the its 401(k) and Employee Stock Ownership Plan) any or all of its responsibilities hereunder other than decisions regarding the identity of persons who will participate, and formula or vesting schedule for Employer Credits, in which event the actions of such Retirement Committee shall have the same force and effect as if taken by the Committee.

9.2       Agents.  In the administration of this Plan, the Committee may from time to time employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.

9.3       Binding Effect of Decisions.  The decision or action of the Committee with respect to any question of interpretation or fact arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4       Indemnification of the Committee.  The Employer shall indemnify and hold harmless the members of the Committee, and in the event of delegation of responsibility to the Retirement Committee of the Company, the members of the Retirement Committee, and each of them against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

9.5       Employer Information.  To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

9.6       Correction of Errors.  The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly.  The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

9.7       Authority to Interpret Plan.  Subject to the claims procedure set forth in Section 16, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and determine the facts important to any determination, and to make determinations as to eligibility and benefits under the Plan.

9.8       Third Party Advisors.  The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.  The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan, and shall communicate such needs to the Employer so that its assets may be appropriately adjusted to meet such needs.

9.9       Expense Reimbursement.  The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

Section 10--Contractual Liability; Trust

10.1     Contractual Liability.  The obligation of the Employer to make payments hereunder shall constitute merely a contractual liability of the Employer to the Participant.  Such payments shall be made from the general funds of the Employer, and the Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder.  To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

10.2     Trust.  The Employer may, but need not, except in the event of the occurrence of a Change in Control, as that term is defined in any Stock Incentive Plan or replacement or successor thereto in effect for the Employer from time to time, establish a Trust, pursuant to such terms and conditions as are set forth in the Trust Agreement.  The Trust, if and when established, will be based on the model "rabbi trust" set forth in IRS Revenue Procedure 92-64 or successors thereof, and is intended to be treated as a grantor trust for purposes of the Code and all assets of the Trust shall be held in the United States.  The establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted and administered.  "Change in Control" for purposes of this Section shall be as that term is defined in any Stock Incentive Plan or replacement or successor thereto in effect for the Employer from time to time.

10.3     Legal Status Of Plan.  This Plan is intended to be, and shall be construed and administered as, an employee benefit pension plan under the provisions of ERISA, and is intended as an unfunded "top hat" plan under Section 201(2) of ERISA maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  The Plan is not intended to be qualified under Section 401(a) of the Code.  This Plan will be construed and enforced according to the law of the Commonwealth of Kentucky and applicable local law, to the extent not preempted by the Code and ERISA, and the Plan will be interpreted in a manner consistent with the maintenance of its status as a deferred compensation plan in accordance with Code Section 409A.  Reference to any Section of the Code or ERISA will be deemed to incorporate any required amendment of such Section as necessary to maintain the status of this Plan as a  tax-deferred compensation plan.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any one or more of the other provisions hereof.  The parties hereby agree that this Plan shall be so interpreted as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

Section 11--Benefits Not Assignable; Facility of Payments

11.1     No Alienation or Assignment.  No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, or contracts, liabilities of the person entitled to such benefit.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.  The preceding sentences shall not apply to the creation, assignment or recognition of any right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined by the Committee or its agent to be a qualified domestic relations order, as defined in Section 414(p) of the Code.  Payment will be made to an alternate payee under a qualified domestic relations order at the time and in the form Order specifies.  Nothing in this Section 11.1 gives any Participant a right to receive a distribution prior to the occurrence of one of the events described elsewhere in this Plan, nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

11.2     Payments to Minors and Others.  If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.   Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 12--Beneficiary

The Participant's beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee.  If the Participant does not designate a beneficiary, the beneficiary shall be the Participant's Surviving Spouse.  If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant's estate.  The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee.  If a beneficiary (the "primary beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant's current beneficiary designation form.  If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary.  Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made.  Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed.  Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

Section 13--Amendment and Termination of Plan

13.1     Termination of the Plan.  The Employer reserves the right to terminate the Plan by the action of its Board and distribute the Accounts of all Participants as provided in Section 13.1.1, 13.1.2 or 13.1.3, or under such other circumstances as permitted under guidance published by the Internal Revenue Service under Code Section 409A (which generally does not allow cessation of deferrals mid-year, except in the circumstances described in this Section).  If the Employer terminates the Plan, no further deferrals or contributions shall be made, and the Account of all Participants will be determined as if the Participant had experienced a Termination of Employment on the date of Plan termination, and paid to the Participant as described in the applicable subsection below.

13.1.1  Corporate Dissolution or Bankruptcy.  The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that all Accounts are distributed and included in the gross incomes of Participants or Beneficiaries in the later of (i) the calendar year in which the Plan termination occurs or (ii) the first calendar year in which the payment is administratively practicable.

13.1.2  Change in Control.  The Employer may terminate the Plan within 30 days before or 12 months after a Change in Control Event, provided that all Accounts are distributed within 12 months of the effective date of termination, and that any substantially similar deferred compensation arrangements maintained by the Employer  also are terminated with all deferred amounts distributed within 12 months of termination.  For purposes of this Section, a "Change in Control Event" means a change in control of the Employer, a change in effective control of the Employer or a change in the ownership of a substantial portion of the Employer's assets, the occurrence of which is objectively determinable, all within the meaning of Code Section 409A and applicable guidance issued thereunder.

                        13.1.3  Elimination of All Account-Based Deferred Compensation Arrangements.  The Employer may terminate the Plan at any time, provided that (i) the termination is not made in the presence of the downturn in the financial health of the Controlled Group; (ii) the Employer and any other member of the Controlled Group terminate any and all other nonqualified deferred compensation plans or arrangements that would be required to be aggregated with this Plan under Code Section 409A and guidance issued thereunder; (iii) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan's termination, except to the extent payments are otherwise due hereunder; (iv) all Accounts are completely distributed within 24 months of the effective date of the Plan's termination; and (v) neither the Employer nor any member of the Controlled Group may adopt or maintain another plan or arrangement that would be required to be aggregated with this Plan under Code Section 409A for a period of at least three years after the date all necessary actions to terminate this Plan are made.

13.2     Amendment.  The Employer may, at any time and for any reason, amend or modify the Plan in whole or in part by the action of its Board, and the Committee (or, if so delegated, the Retirement Committee of the Employer) may make any amendment determined to be required to conform the Plan to the requirements of Code Section 409A in order to avoid income taxation to Participants of amounts accumulated hereunder until actually paid to Participants.  No amendment or modification shall have the effect of reducing the value of a Participant's vested Account in existence at the time the amendment or modification is made (calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification).  Except with respect to Employer rights to accelerate payment of benefits upon Plan termination in the preceding Section, no amendment or modification of the Plan shall affect the rights of any Participant or Beneficiary who is entitled to a distribution under the Plan as of the effective date of the amendment or modification.

Section 14--Claims Procedure

14.1     Presentation of Claim.  Any Participant or Beneficiary who believes that he or she is entitled to benefits under the Plan in an amount greater than or at a time different than those received (a "Claimant") may deliver to the Committee a written claim for a determination on the matter.  Any claim that relates to the contents of a notice received by the Claimant from the Plan must be made within 60 days after such notice was received by the Claimant.  Any other claim must be made within 180 days of the date on which the event that gave rise to the claim occurred.  All claims must state with particularity the determination desired by the Claimant.

14.2     Notification of Decision.  The Committee shall consider a Claimant's claim and shall notify the claimant in writing of its determination within a reasonable amount of time and not later than 90 days from the date on which the claim was filed, unless special circumstances require an extension of time, in which case the Committee shall notify the Claimant of its determination within 180 days of the date on which the claim was filed.  In the event that special circumstances require an extension of time, the Claimant will be provided with written notice of the extension within the initial 90-day period, which notice shall explain the circumstances requiring an extension and provide the date on which the Committee expects to render a decision on the claim.  If no notice is provided within the required time period, the claim shall be deemed denied.  Notice of the Committee's determination shall provide either:

14.2.1  that the Claimant's requested determination has been made and that the claim has been allowed in full; or

14.2.2  that the Committee has reached a conclusion that is contrary, in whole or in part, to the Claimant's requested determination, in which case such notice shall set forth in a manner calculated to be understood by the Claimant:

(i)         specific reason(s) for the denial of the claim or any part thereof;

(ii)        specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)       a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)       an explanation of the claim review procedure set forth in Section 15.3 below, including applicable time limits and a statement of such Claimant's right to bring a civil action under Section 502(a) of ERISA in the event that the denial is upheld on review.

14.2.2  that the Committee has reached a conclusion that is contrary, in whole or in part, to the Claimant's requested determination, in which case such notice shall set forth in a manner calculated to be understood by the Claimant:

14.3     Review of a Denied Claim.  Within 60 days after receiving a notice from the Committee that a claim has been denied (or deemed denied by inaction of the Committee), in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Board, or a component thereof so appointed (the "Appeal Committee") a written request for a review of the denial of the claim.  Thereafter, the Claimant (or the Claimant's duly authorized representative) shall have the right to:

(i)         review documents pertinent to the claim;

(ii)        submit written comments or other documents or information; and

(iii)       request a hearing, which the Appeal Committee in its sole discretion may grant or deny.

When reviewing a denied claim, the Appeal Committee shall take into account all comments, documents, records and other information submitted by the Claimant (or his or her duly authorized representative) and relating to the claim, without regard to whether such material or information was considered during the initial benefit determination.

14.4     Decision on Review.  The Appeal Committee shall render a decision on review within a reasonable period of time and not later than 60 days after the written request for review is filed, unless a hearing is held or other special circumstances require additional time, in which case the Appeal Committee must provide the Claimant with written notice of the extension within the initial 60-day period and must render a decision within 120 days after the written request for review is filed.  Any notice of extension must describe the circumstances requiring the extension and provide a date by which the Appeal Committee expects to render a decision.  Notice of the decision on review shall be written in a manner calculated to be understood by the Claimant and, if the claim was denied in whole or in part, shall contain:

(i)         specific reason(s) for the decision;

(ii)        specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii)       a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and

(iv)       a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

14.5     Legal Action.  Compliance by a Claimant with the foregoing provisions of this Section 14 shall be a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

Section 15--Miscellaneous Provisions

15.1     Set off.  Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) at the time it would otherwise be paid (and not before) by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

15.2     Notices.  Each Participant and Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments.  Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid.  If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address.  This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

15.3     Lost Distributees.  A benefit shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the deemed investment rate of return pursuant to Section 8 shall cease to be applied to the Participant's account following the first anniversary of such date; provided further, however, that such benefit shall be reinstated at its value at forfeiture if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

15.4     Reliance on Data.  The Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary.  Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

15.5     Receipt and Release for Payments.  Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan.  The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

15.6     Headings.  The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

15.7     No Guarantee of Employment.  The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

15.8     Merger or Consolidation; Assumption of Plan.  No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.  Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.

IN WITNESS WHEREOF, this Stock Yards Bank and Trust Company Executive Nonqualified Deferred Compensation Plan (as Amended and Restated in 2006) is hereby amended as of the date set forth above, but actually on the date signed as indicated below.

STOCK YARDS BANK AND TRUST COMPANY

By:

Title:

Date: